NAVARRE DISTRIBUTION SERVICES
MASTER BUSINESS CLIENT AGREEMENT

This Master Business Client Agreement (the "**Agreement**") is made and entered into as of the 8th day of February, 2012 (the "**Effective Date**") by and between:

Navarre Distribution Services, Inc. and/or its affiliate **Navarre Logistical Services, Inc.**, each a Minnesota corporation having principal offices at 7400 49th Avenue North, New Hope, Minnesota, 55428 ("**Navarre**"), and **Kogeto Inc.**, a Delaware corporation having principal offices at 51 Wooster Street, 2nd Floor, New York, New York 10013 ("**Client**").

This Agreement consists of the following Master Terms and Conditions and one or more Business Transaction Schedules to which either Navarre Distribution Services, Inc. or Navarre Logistical Services, Inc. is a party and which describe the exact nature of the business entered into by the applicable Navarre entity and Client and which when executed by the applicable parties is incorporated into this Agreement.

1. TERM.

1.1 Initial Term. The initial term of this Agreement is for a period of nine (9) full months and any beginning partial month commencing on the Effective Date. The initial term and any renewal term, as provided for below, are individually and collectively referred to as the "**Term.**"

1.2 Automatic Renewal. After the initial or then current renewal term, this Agreement shall be automatically renewed for successive one (1) year periods, unless either party gives the other written notice, at least sixty (60) days prior to the expiration of the then current Term that it does not desire that the Agreement continue. If such notice is given, the Agreement shall terminate at the end of the then current Term, provided that, if Client's account is in a debit balance, Navarre, at its option, may extend the Agreement for a period equal to the duration of time until the debit balance is extinguished or paid by Client.

1.3 Early Termination. This Agreement is subject to early termination as provided in Section 2 below.

2. TERMINATION.

2.1 Termination for Cause. In addition to any other rights or remedies which may be available at law or in equity, either party may terminate this Agreement for cause upon the material breach by the other party of the terms of this Agreement, and the failure of such other party to cure such breach within thirty (30) days of written notification of such material breach.

2.2 Termination for Convenience. After the initial term, either party may terminate this Agreement at any time for any reason upon sixty (60) days prior written notice of termination given to the other party.

2.3 Survival. The terms, provisions, representations and warranties in this Agreement shall survive the expiration or termination of this Agreement where such survival is necessary to effectuate the intent of such terms, provision, representations and warranties.

3. AUTHORITY.

3.1 Authority. Each party represents and warrants that: (i) it has the full power and authority to execute and deliver this Agreement; (ii) this Agreement constitutes its legal, valid and binding obligation; (iii) this Agreement is enforceable in accordance with its terms; and (iv) no other consent, approval or authorization of any governmental authority or any third party is required in connection with the execution and delivery of this Agreement, or the carrying out, or performance of any of the transactions required or contemplated by this Agreement or, if required, such consent, approval, order or authorization has been obtained prior to the date hereof.

4. LIMITATION OF LIABILITY.

4.1 **Limitation of Liability. Neither party, nor any of its directors, officers, or employees, shall be liable to the other for any special, indirect, consequential or incidental damages, including, but not limited to, lost profits, however caused. This limitation shall apply even if such party has been advised of the possibility of such damages or the damages were otherwise foreseeable. This limitation shall not apply to third party claims for which there is an indemnification obligation.**

5. INDEMNIFICATION PROCEDURES

5.1 Indemnification Procedure. The party seeking indemnification (the "**Indemnified Party**") will notify the other party (the "**Indemnifying Party**") of any claim subject to an indemnification obligation and will cooperate with and provide reasonable assistance to the Indemnifying Party (at the Indemnifying Party's expense) in the defense or settlement of any claim, provided that the Indemnified Party may, at its own expense, retain separate representation. The Indemnifying Party has the right to control the defense or settlement of any claim, provided, however, that Indemnifying Party will not enter into any compromise or settlement which does not include a complete release of all claims against the Indemnified Party regarding the matter which is the subject of the claim.

6. CONFIDENTIALITY.

6.1 Confidential Information. Client and Navarre recognize that the terms of this Agreement and the information provided to the other party pursuant to this Agreement is confidential and each party will take reasonable steps to protect such confidential information. Client and Navarre have entered into and shall comply with that certain Mutual Non-Disclosure Agreement dated November 7, 2011.

7. FORCE MAJEURE.

7.1 Force Majeure. Navarre shall not be liable to Client for a delay or failure to comply with the terms of this Agreement if such delay or failure results from causes beyond its reasonable control. Such causes may include, without limitation, acts of God or public enemy, fires or other catastrophes, telecommunications failures, equipment failures, power failures, labor disputes, strikes, delays in transportation, riots, war, governmental regulations, or problems experienced by Navarre as a result of any third party's computer software or hardware (an "**Event of Force Majeure**"). Navarre will give Client prompt notice of any Event of Force Majeure that may cause delay or non-performance hereunder and will use diligent efforts to resume performance excused by such delay.

8. RIGHT OF OFFSET.

8.1 Right of Offset. Navarre shall have the right to net any receivable owed to Navarre by Client under any Business Transaction Schedule attached to this Agreement, or hereafter incorporated into this Agreement, against any payable owed by Navarre to Client under any other Business Transaction Schedule attached to this Agreement, or hereafter incorporated into this Agreement.

9. GENERAL.

9.1 Governing Law. This Agreement and the rights and obligations of the parties hereunder will be governed by the laws of the State of Minnesota, without regard to its choice of law provisions. The parties agree that the state or federal courts located in Hennepin County, Minnesota have sole and exclusive jurisdiction and venue over any action relating to this Agreement and the parties hereby consent to the jurisdiction of such courts. In the event of a dispute related to this Agreement, the prevailing party is entitled to recover its costs and reasonable attorneys' fees.

9.2 Assignment. This Agreement may not be assigned by either party, without prior mutual agreement. Notwithstanding the foregoing either party, by giving written notice to the other, may make any such assignment to a subsidiary, other affiliated company or any company purchasing substantially all of its assets. The provisions, rights and obligations of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any permitted assign of Client must execute an assignment and assumption agreement reasonably acceptable to Navarre.

9.3 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the invalid or unenforceable part or provision will be deemed replaced with a provision which accomplishes to the extent possible and lawful the original purpose and intent of such provision, and the remainder of the Agreement continues unaffected and in full force and effect.

9.4 Waiver. No waiver of any provision or default under this Agreement will affect the right of either party to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar, at a later time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which a party would otherwise have.

9.5 Entire Agreement. This Agreement and any Schedules, Riders, Exhibits or Addenda attached hereto and hereby or hereafter incorporated herein constitute the entire agreement and understanding between the parties concerning the subject matter hereof and supersede all prior and contemporaneous representations, agreements, understandings, proposals and communications

between the parties, whether written or oral. Both parties agree that to the extent there are any terms contained in any invoices or purchase orders issued pursuant to the terms of this Agreement that vary and conflict with the terms of this Agreement, then the terms set forth in this Agreement will govern.

9.6 Modification and Amendment. This Agreement may not be modified, amended, rescinded, waived or otherwise changed except pursuant to a written consent, amendment or other agreement signed by a duly authorized corporate officer of each party.

9.7 Notice. All written notices between the parties shall be deemed to have been given if personally delivered or sent by nationally recognized overnight mail (such as UPS, Fed Ex or DHL), to the address specified below:

Client:	Kogeto Inc. 51 Wooster Street, 2nd Floor New York, New York 10013 Attn. Jeffrey Glasse
Navarre:	Navarre Distribution Services, Inc. 7400 49th Avenue North New Hope, Minnesota 55428 Attn. General Counsel

A notice shall be deemed complete when said notice is deposited by sender in accordance with the method of delivery as stated above, and the date of such mailing shall constitute the date of notice.

9.8 Execution in Counterparts. This Agreement, and any Schedule, Rider, Exhibit or Addendum incorporated herein may be executed in any number of counterparts which, when taken together, constitute one and the same instrument.

The parties, by the actions of their authorized representatives, have executed this Agreement as of the Effective Date.

KOGETO INC.	**NAVARRE**
By: [signature]	By: [signature]
Name: Jeffrey Glasse	Name: Joyce Fleck
CEO Title	President Title

29401v3:11348/00

BUSINESS TRANSACTION SCHEDULE A

KOGETO INC. ("CLIENT") DISTRIBUTION AGREEMENT

The purpose of this Schedule A to the Master Business Client Agreement dated February 8, 2012 is to set forth the agreement of the parties with respect to the terms and conditions under which Navarre will distribute certain products in the consumer electronics, peripherals and/or accessories categories manufactured or marketed by Client.

1. APPOINTMENT.

1.1 Client appoints Navarre as an authorized distributor with the non-exclusive right to acquire and to market and sell products to customers of Navarre in the Territory. For the purpose of this Distribution Agreement: (i) **"Product(s)"** means the consumer electronics, peripherals and/or entertainment accessory products that are manufactured or marketed by Client and provided to Navarre for distribution; (ii) **"Territory"** means distribution in the United States (including territories and possessions); and (iii) **"Customer(s)"** means the wholesale and retail outlets approved by Client and listed in Exhibit A attached to this Agreement, as amended from time to time.

1.2 Navarre is not required by this Distribution Agreement to acquire and market any minimum quantity or amount of Products.

2. ORDERS, SHIPMENT AND DELIVERY.

2.1 Orders. Navarre will order Products from Client in writing (which includes facsimile or electronic mail transmission), or via EDI, signed or transmitted by an authorized representative of Navarre (the **"Purchase Order"** or **"P.O."**). All orders are subject to acceptance by Client, and Navarre may cancel all or part of any order prior to the date of shipment.

2.2 Shipment and Delivery. Client will specify the shipping schedule in its acknowledgment of the P.O and will use commercially reasonable efforts to meet the acknowledged delivery schedule. Delivery terms are freight pre-paid by Client and delivered duty paid, DDP 7400 49th Avenue North, New Hope, Minnesota, USA Incoterms® 2010. Client bears the risk of loss or damage to Products in transit for such losses that are in no way the fault of Navarre. Risk of loss and title to Products will pass to Navarre only upon receipt by Navarre. If applicable, Client shall be responsible for payment of all importation duties and taxes for such shipments and in no event shall Navarre be designated the importer of record.

2.3 Logistics Compliance. Client hereby agrees to abide by Navarre's routing and packaging guidelines (the **"Supply Guidelines"**) set forth at: http://www.navarre.com/documents/nds/routing.pdf and hereby incorporated into this Agreement. Failure of Client to adhere to said instructions will result in Client being charged back the non-compliances charges set forth in the Supply Guidelines.

3. PAYMENT AND PRICING.

3.1 Payment Terms. Navarre will pay Client net forty-five (45) days from the receipt of the Products less twenty-five percent (25%) of the aggregate value of the on-hand inventory of Products held by Navarre and its Customers. Navarre reserves the right to withhold additional amounts from payments due if Navarre believes in good faith that additional credits will be required based on Customer response to slow sell thru of the Product and/or to cover marketing/advertising and other Customer pass through funds that, at the time of Navarre's payment to Vendor, have been pre-approved by Vendor but have not yet been credited to the Customer in Navarre's accounting system.

3.2 Price Protection. In the event that Client reduces the price of any of its Products, or offers the Products at a lower price to any other party within the same class of trade, including raising any discount offered, Client will immediately adjust its pricing charged to Navarre for the difference between the invoice price charged to Navarre and the reduced price for each unit of Product: (i) held in inventory by Navarre or its Customers on the date that the reduced price is first offered; or (ii) in transit to Navarre or to its Customers and invoiced within five (5) working days before or after the price protection notification.

3.3 Price Increases. The price charged to Navarre by Client for any Product (current or future releases) may only be increased by sixty (60) days advance written notice given by Client to Navarre. In the event that Client raises the list price of a Product, all orders for such Product placed prior to the effective date of the price increase will be invoiced at the lower price.

3.4 Resale Prices. The selling prices, discounts, payment terms and return privileges offered by Navarre to its Customers will be determined by Navarre in its sole and exclusive discretion. Client will make no pricing commitments to any Customers or other third parties which would otherwise obligate Navarre.

3.5 Credits. Any credits due Navarre, including, but not limited to, price protection credits, return credits, non-compliance charges and approved advertising or marketing funds, will be handled by the issuance of chargebacks by Navarre against any invoice amounts otherwise due Client, and the issuance of a matching credit memo by Client. Client will provide a matching credit memo for such chargebacks within fifteen (15) days of receipt of documentation from Navarre. In case there is a balance due Navarre, then Navarre will be entitled, at its option, to withhold future payments due Client until such debit balance is extinguished or require Client to issue a check to Navarre within thirty (30) days for the credit balance. In case of a disputed account balance, both parties will make a good faith effort to reconcile the account within twenty-one (21) days.

3.6 Assignment of Accounts. Client shall provide Navarre with written notice of an assignment or factoring of its accounts at least thirty (30) days prior to such assignment or factoring taking legal effect. Such written notice must include the name and address of the assignee or factor, remit address, the accounts to which the assignment applies (if Client has more than one account with Navarre), the date the assignment is to begin, the terms of the assignment and authorization for Navarre to disclose account information to the assignee or factor. Only one assignee or factor and one remit address is allowed on each account, and Client may not factor individual invoices. All payments to an assignee or factor will be subject to all offsets, chargebacks, holdbacks, credits, adjustments and defenses authorized by this Distribution Agreement and Client shall make sure that the assignee or factor is aware of the same. Client shall defend, indemnify and hold Navarre harmless from and against any and all lawsuits, claims, demands, actions, damages and liabilities, including reasonable attorney fees and court costs, arising from or related to the assignment or factoring of Client's accounts and/or Client's failure to abide by the provisions of this Section 3.6.

4. **RETURNS.**

4.1 Defective/Overstock/Discontinued Products. Navarre may return to Client, at Client's expense, defective, damaged, excess, Customer overstock and discontinued Products for full credit. Client shall provide Navarre with thirty (30) days advanced written notice of discontinuation of any Product. Return authorizations must be provided to Navarre with seven (7) days of request. Client may authorize Navarre or its Customers to destroy defective or damaged Products on site in lieu of return, and Navarre will provide Client with proof of destruction.

4.2 Returns Upon Termination. Upon expiration or earlier termination of this Distribution Agreement, Navarre may at its option sell the Products in its inventory or request a return authorization. Client is not obligated to accept returns for a period longer than one hundred and eighty (180) days following the effective date of termination.

5. **TRADEMARKS IN ADVERTISING AND RETAILER PROGRAMS.**

5.1 Trademarks. Client acknowledges and agrees that Navarre and its Customers have the right to utilize Client's trade name and any trademarks, service marks and other artwork associated with the Products to identify the origin of the Products in advertising and promotional materials for the Products during the Term of this Agreement. With respect to incorporated Products made by a third party, Client will ensure that Navarre and its Customers have the right to use the third party's trademarks, service marks and other artwork associated with the Products in advertising and promotional materials.

5.2 Advertising. All advertising and marketing fund expenditures involving advertisements funded by Client must be authorized by Client prior to placement and comply with Client's requirements with respect to layout, size, artwork, trademark usage, minimum advertised price ("MAP"), street date, etc. Client will inform Navarre of such requirements and Navarre will in turn inform Customers of such requirements. Navarre will obtain "proof of performance" documentation from Customers and provide to Client.

5.3 Retailer Programs and Requirements. Special retailer marketing programs, pass through funds, and other programs or requirements, in which Client may choose to participate, are detailed in each retailer specific addendum attached hereto, which when executed by Client will be incorporated into this Distribution Agreement. Client's Products may not be eligible for distribution to certain Customers without participation in such programs or requirements. Client may authorize other pass through marketing or advertising expenditures with certain Customers on a case by case basis which Navarre agrees to administer.

6. PRODUCT WARRANTIES.

6.1 Product Warranties. Client represents and warrants that: (i) it has good and transferable title to the Products or a valid and enforceable license to distribute the Products; (ii) the Products are new, merchantable, fit for their intended purpose and free from defects; (iii) the Products will perform in conformity with specifications and documentation supplied by Client, including, without limitation, a warranty statement provided for the benefit of End Users that is generally consistent with or superior to industry standards; (iv) the Products or their use do not infringe any patents, copyrights, trademarks, trade secrets or any other intellectual property rights of any third parties; (v) there are no suits or proceedings pending or threatened which allege an infringement of such proprietary rights; (vi) the Products have not been manufactured using child, slave or prison labor; (vii) the Products, if electrical, comply with the requirements and bear the seal of Underwriters Laboratories, Inc.; (viii) Client has provided Navarre with the correct customs commodity codes for the Products under the international Harmonized Commodity Description and Coding System (HS) and the correct freight codes under the National Motor Freight Classification tariff; and (ix) the Products comply in all respects with all applicable laws and regulations pertaining to the design, manufacture, packaging, labeling and importation of the Products, including, without limitation, the certification, labeling and testing requirements of the Consumer Product Safety Improvement Act of 2008 ("**CPSIA**"). Client shall identify all Products that qualify as children's products or are otherwise subject to CPSIA on Exhibit B attached hereto and herby incorporated herein and shall update Exhibit B throughout the term if new children's products are added.

7. INDEMNIFICATION.

7.1 Client's Indemnification. Client shall be solely responsible for the design, development, supply, production and performance of the Products. Client agrees to defend, indemnify and hold harmless Navarre and its Customers from and against any and all third party claims, suits, demands, subpoenas, actions and proceedings, liabilities, judgments, penalties, losses, damages, reasonable attorneys' fee and other costs and expenses ("**Claim**") that may result, in whole or in part, from: (i) any infringement, or any claim of infringement, of any patent, trademark, copyright, trade secret or other proprietary right with respect to the Products; (ii) any warranty claim with respect to the Products or any breach by Client of this Distribution Agreement; (iii) any dispute between Client and any third party with respect to the Products; and (iv) any injury or damage, including but not limited to, any personal or bodily injury or property damage, arising out of or resulting in any way from any defective Products. Client's indemnification is conditioned upon receiving in writing from the indemnified party prompt notice and tender of defense of a Claim, provided, however, that the failure to give such notice shall not relieve Client of Client's obligations hereunder except to the extent that Client was actually prejudiced by such failure.

7.2 Navarre's Indemnification. Navarre agrees to defend, indemnify and hold harmless Client from and against any and all Claims that may result, in whole or in part, from: (i) any material breach of this Distribution Agreement by Navarre and (ii) any violation of laws in connection with the sale of the Products by Navarre.

7.3 Insurance. Client represents and warrants that it has, and will maintain during the Term of this Distribution Agreement, sufficient insurance coverage with an insurer acceptable to Navarre to enable it to meet its obligations under this Section and at least commercial general liability insurance, including products liability/completed operations coverage, with minimum limits of $2,000,000.00 per occurrence, and $10,000,000.00 aggregate. Client's obligation to indemnify Navarre and its Customers shall not be limited by any limitation of the amount its insurance will cover or failure of Client to insure as required by this Section. Client shall include Navarre as an additional insured under Client's liability insurance and, upon request, Client shall provide Navarre with a current certificate of insurance evidencing compliance with this Section.

KOGETO INC.	NAVARRE DISTRIBUTION SERVICES, INC.
By: [signature]	By: [signature]
Name: Jeffrey Glasse	Name: Joyce Fleck
CEO	President
Title	Title
Date: 2/10/12	

29401v3:11348/00

Exhibit A
to
KOGETO INC. ("CLIENT")
DISTRIBUTION AGREEMENT

AUTHORIZED CUSTOMERS

as of the Effective Date

BJ'S WHOLESALE CLUB, BJS.COM
COSTCO, COSTCO.COM
FINGERHUT
FRED MEYER
GAMESTOP
HASTINGS
NEBRASKA FURNITURE MART
SAM'S CLUB
SHOPNBC
TARGET, TARGET.COM
TOYS R' US
TRANS WORLD ENTERTAINMENT
WALMART

Customers may be added to or deleted from the Agreement from time to time, and this Exhibit A will be deemed to be amended to reflect such addition or deletion, upon Client's authorization to Navarre to set-up Products with any such new Customer or remove a Customer. Client may delete a Customer for a Customer's violation of Client's MAP policy.

Exhibit B
to
KOGETO INC. ("CLIENT")
DISTRIBUTION AGREEMENT

CPSIA COMPLIANCE

List all Products designated or otherwise intended for use primarily by children under 12 years of age or are otherwise subject to the CPSIA:
[if none, so state]

None

Describe how Client will make available to Navarre and Customers the CPSIA Certificate of Compliance for the above Products (note either a hard copy of the Certificate(s) of Compliance for the listed Product(s) must be provided with each shipment electronic versions must be accessible online):

N/A